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                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT


         Asset Purchase Agreement dated as of January 10, 1998 (the "AGREEMENT") by and between BancTec USA, Inc., a Delaware corporation ("SELLER"), and National Transaction Network, Inc., a Delaware corporation ("BUYER").

                              W I T N E S S E T H :

         WHEREAS, Seller designs, manufactures, markets and services certain software known as Mainsail and Semaphore software (the "PRODUCT LINES");

         WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets related to the Product Lines of Seller, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Seller and the Buyer hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


         1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

         "ANCILLARY AGREEMENTS" means the Bill of Sale and Instrument of Assignment and Assumption substantially in the form set forth on Exhibit A, the Assignments of Trademarks in substantially the form set forth in Exhibit B, and the Service Agreement to be negotiated by the parties in good faith.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "MAINTENANCE CONTRACTS" means the Mainsail and Semaphore software maintenance contracts listed in SCHEDULE 2.01(A) attached hereto.

         "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, operations, financial condition or results of operations or prospects related to the Product Lines.


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                                      -2-

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, operations, financial condition or results of operations or prospects of a Person taken as a whole.

         "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PROPRIETARY RIGHTS" means all (A) United States and foreign patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, programs, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, designs, prototypes, enhancements, improvements, works-in-progress, research and development information and (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

         "SELLER'S SOFTWARE" means Seller's "Mainsail" and "Semaphore" software programs in source code and object code form and including any and all programmer's notes or other documentation, BancTec owned tools and/or utilities and all related user documentation.

                                   ARTICLE II

                                PURCHASE AND SALE

         2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at the Closing (as hereinafter defined), free and clear of all Liens, all right, title and interests of Seller in and to the Product Lines and the assets used in or relating to the Product Lines, tangible and intangible, as set forth below (the "PURCHASED ASSETS"):

                           (a) All Maintenance Contracts, and Seller's other written contracts, agreements and licenses set forth in SCHEDULE 2.01(A) attached hereto (the "CONTRACTS");

                           (b) Seller's Software, all of Seller's Proprietary Rights in Seller's Software (except as set forth in Section 6.03 hereof), including the items as set forth in SCHEDULE 2.01(B) attached hereto (the "INTELLECTUAL PROPERTY");


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                                      -3-

                           (c) All of Seller's right, title and interest in and to the personal property set forth on SCHEDULE 2.01(C) attached hereto (the "PERSONAL PROPERTY"); and

                           (d) All of Seller's rights (including common law trademark rights) to use the names "Mainsail" and "Semaphore" and logos thereof, provided, however, that Seller shall have the right to use such trademarks as set forth in Section 6.03 hereof.

         2.02. ASSUMPTION OF LIABILITIES. Upon the sale of the Purchased Assets by Seller to Buyer, Buyer shall assume and, subject to Article IX hereof, agree to pay, perform and discharge, in a timely manner and in accordance with the terms hereof, the following liabilities and obligations of Seller relating to the Product Lines (the "ASSUMED LIABILITIES"):

                           (a) all liabilities and obligations of Seller which arise after the Closing Date under the terms and provisions of the Maintenance Contracts, but excluding any liability of Seller for breach or nonperformance of any of the foregoing occurring on or prior to the Closing Date;

                           (b) all liabilities and obligations resulting from product liability claims for damage or injury to persons or property arising from the ownership, possession or use of any Seller's Software shipped by Buyer after the Closing Date;

                           (c) all liabilities and obligations resulting from product warranty claims with respect to any product shipped by Buyer after the Closing Date; and

                           (d) except to the extent the same constitutes an Excluded Liability or arises from a breach of any representation, warranty, covenant or agreement of Seller contained herein or the Service Agreement, all liabilities and obligations arising from the conduct of the business relating to the Product Lines by Buyer subsequent to the Closing.

         2.03. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any predecessor owner of all or part of its business and assets of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"). Without limiting the foregoing, all of the following shall be Excluded Liabilities for the purposes of this Agreement:

                           (a) all liabilities and any obligations under any Contracts arising (i) on or before the Closing Date (ii) which are not disclosed in Schedule 2.01 (a), or (iii) which are not properly assigned to Buyer and the benefits of which have not been made available to Buyer pursuant to Section 2.04;

                           (b) any obligation or liability for any tax, assessment or public charges of any type or nature whatsoever, due or payable to any Federal, state or local government or agency arising from or with respect to the Purchased Assets that is incurred in or attributable to any tax period (or portion thereof) ending on or before the Closing Date, including any taxes payable as a result of the transactions contemplated by this Agreement;

                           (c) any and all liabilities and obligations arising pursuant to agreements or understandings with consultants, distributors, suppliers or customers and relating to products shipped on or before the Closing Date;

                           (d) all liabilities and obligations resulting from product liability claims for damage or injury to persons or property arising from the ownership, possession or use of any product shipped by Seller on or prior to the Closing Date;

                           (e) all liabilities and obligations resulting from product warranty claims with respect to any Seller's Software shipped by Seller on or prior to the Closing Date;

                           (f) all liabilities and obligations of Seller which may arise by reason of or with respect to this Agreement or any of the transactions contemplated hereby (including, without limitation, all legal, accounting, brokerage, investment banking or finder's fees of Seller);

                           (g) all liabilities and obligations arising out of the employment, severance and termination liabilities with respect to any director, officer, employee or consultant under any contract or agreement which has been terminated on or prior to the Closing Date or which arise under any contract or agreement as a result of the transactions contemplated by this Agreement;

                           (h) all liabilities and obligations for infringement or misappropriation arising from the use of the Intellectual Property by Seller or any customers of Seller on or prior to the Closing Date; and

                                    (i) any and all other liabilities,
         obligations, claims or causes of action relating to the Product Lines or the Purchased Assets and resulting from or relating to any action, failure to act, or facts and circumstances occurring or existing on or prior to the Closing other than the Assumed Liabilities.

         2.04. ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance



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                                      -5-

with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto.

         2.05. PURCHASE PRICE AND METHOD OF PAYMENT. In full payment for the Purchased Assets, (i) Buyer shall pay to Seller seventy-five percent (75%) of the revenues Buyer receives pursuant to the Maintenance Contacts during the period commencing on January 16, 1998 and ending on January 15, 1999 (the "PAYMENT PERIOD") and (ii) if any Maintenance Contract terminates or expires during the Payment Period through no fault of Buyer and Buyer enters into and executes a new maintenance contract (the "NEW MAINTENANCE CONTRACT") with a Person who was a party to a Maintenance Contract, then Buyer shall pay to Seller seventy-five percent (75%) of the revenues Buyer receives pursuant to the New Maintenance Contact during the Payment Period (collectively, the "PURCHASE PRICE"). Buyer shall pay all such amounts to Seller within thirty (30) days from the date of receipt of such amounts by Buyer from the parties to such Maintenance Contracts and New Maintenance Contract, if any.

         2.06. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, Massachusetts 02110 as of 12:01 a.m. on January 16, 1998, or at such other time or place as Buyer and Seller may agree. Such time and date of Closing are herein referred to as the "CLOSING DATE". At the
Closing:

                  (a) The sale, conveyance, transfer, assignment and delivery of the Purchased Assets shall be effected by delivery on the Closing Date by Seller to Buyer of such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Buyer may request as necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets, including, without limitation, (i) Bill of Sale and Instrument of Assignment and Assumption in substantially the form of EXHIBIT A attached hereto; and (ii) the Assignment of Trademarks in substantially the form of EXHIBIT B attached hereto. The assumption by Buyer of the Assumed Liabilities shall be effected by delivery on the Closing Date by Buyer to Seller of the Bill of Sale and Instrument of Assignment and Assumption.

                  (b) Seller and Buyer shall enter into a Service Agreement to be negotiated by the parties in good faith.

                  (c) Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER


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                                      -6-

         Seller represents and warrants to Buyer that:

         3.01. CORPORATE EXISTENCE AND POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

         3.02. AUTHORIZATION; EXECUTION AND DELIVERY; NO VIOLATION. The execution, delivery and performance of this Agreement, the Ancillary Agreements and the Service Agreement entered into in connection with the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements entered into in connection with the transactions contemplated hereby have been duly executed and delivered by Seller, constitute the valid and binding obligations of Seller, and are enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the Ancillary Agreements entered into in connection with the transactions contemplated hereby by Seller do not and will not violate, conflict with, result in a breach of or constitute a default under or result in the creation of any lien, security interest or other encumbrance under (a) the Certificate of Incorporation or By-Laws of the Seller, as amended to date, (b) any material agreement, contract, license, instrument, lease or other obligation to which the Seller is a party or by which it is bound, and which affects the Purchased Assets, (c) any judgment, order, decree, ruling or injunction or (d) any statute, law, regulation or rule of any governmental agency or authority applicable to Seller or by which any of its properties or assets or business may be bound.

         3.03. INTERESTS IN THE PURCHASED ASSETS. Seller is the true and lawful owner of all of the Purchased Assets and has valid and marketable title to all of the Purchased Assets, free and clear of all Liens and liabilities, except the Assumed Liabilities, and has the absolute and unconditional right, power, authority and capacity to sell, transfer, assign, convey and deliver the Purchased Assets to the Buyer free and clear of all Liens, third-party claims, third-party interests and liabilities.

         3.04.    INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 3.04(A) sets forth a list of all Intellectual Property used or held for use by Seller in connection with the Product Lines, specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the owner or owners of such Intellectual Property; (iii) all persons other than Seller who have an ownership or economic interest in such Intellectual Property; (iv) the jurisdictions by or in which such Intellectual Property is recognized without regard to registration or in which the Intellectual Property has been issued or registered or in which an application for such issuance of registration has been



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                                      -7-


         filed, including the respective registration or application numbers; and (v) licenses, sublicenses and other agreements as to which Seller, consultants, distributors or resellers is a party and pursuant to which any person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

                  (b) Seller owns all of the Intellectual Property. Seller is the sole and exclusive owner with all right, title and interest in and to (free and clear of any Liens or other interests) the Intellectual Property. Seller has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use of the Intellectual Property. No claims with respect to the Intellectual Property have been asserted or, to the knowledge of Seller, are threatened by any person, including without limitation (i) to the effect that the design, development, manufacture, sale, licensing or use of the Intellectual Property or any product as now used, sold or licensed or proposed for use, sale or license by the Seller which includes any Intellectual Property infringes any copyright, patent, trademark, service mark or trade secret of any third party, (ii) against the use by Seller of any Intellectual Property as currently used or as proposed to be used by Seller, (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property, or (iv) that any person other than the Seller has any ownership or economic interest in any of the Intellectual Property. All copyrights held by Seller are valid and subsisting in the jurisdictions in which they are used or registered. To the best knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee, former employee, consultant, distributor or customer of Seller. In connection with Seller's design, development, manufacture, sale, licensing or use of any of the Intellectual Property, there is no infringement liability (choate or inchoate) with respect to, or infringement or violation by, Seller of any patent, trademark, service mark, copyright, trade secret or other Intellectual Property right of another person. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the sale or licensing thereof by Seller. There is no outstanding order, judgment, decree or stipulation binding on Seller, and Seller is not a party to or bound by any agreement restricting the transfer, sale or license of any of the Intellectual Property. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any of the Intellectual Property.

                  (c) There is not, nor has there been at any time during the past three years, pending or, to the knowledge of Seller, threatened any action, suit, investigation or proceeding (or any basis therefor) contesting the validity, ownership or right to use, sell, license, transfer or otherwise dispose of any Intellectual Property or alleging infringement arising therefrom, nor has Seller learned that any person is or has been in the past asserting that any ownership, use, license, production, development, manufacture, marketing, distribution, lease, sale or other disposition of any of the Purchased Assets conflicts or will conflict with the rights of any other person.


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                                      -8-

                  (d) None of the former or present employees, consultants, officers or directors of Seller or any distributor, reseller or customer of Seller, owns, directly or indirectly, or has any other right or interest in, or claim to, in whole or in part, any of the Intellectual Property. Each current and former employee of or consultant to Seller has signed a proprietary information and inventions assignment agreement substantially in Seller's standard form as certified by Seller and delivered to Buyer. Seller has obtained from all consultants or independent contractors which have performed design, development or other technical services relating to the Intellectual Property a full, irrevocable and unconditional written assignment of all rights of such third parties in any of the Intellectual Property in respect of which they have performed services which assignment(s) are assignable, and hereby assigned to the Buyer.

                  (e) Each customer to whom Seller has delivered a copy of the Intellectual Property has executed and delivered to Seller a license agreement for the use thereof. A copy of each such agreement is set forth in SCHEDULE 3.04(E)(I), and a copy of Seller's current form of license agreement is set forth in SCHEDULE 3.04(E)(II). Each such license agreement is in full force and effect according to its terms and, to the knowledge of Seller the licensee thereunder is not in default under the terms of such license agreement nor has any event or circumstance occurred that, with notice or a lapse of time or both, would constitute an event of default thereunder with respect to such licensee.

         3.05. LITIGATION. There are no actions, suits, proceedings, unfair labor practice charges, government citations, claims or investigations instituted and pending, or to the best knowledge of the Seller, threatened against or directly affecting the Seller and involving the Purchased Assets. Seller knows of no unsatisfied judgment against Seller which is or could become a Lien upon or affect the Purchased Assets. Seller has no knowledge of any litigation presently pending in a court or other proceeding or governmental action (including those of any taxing authorities) nor has Seller received any service of process for any complaint, temporary restraining order or preliminary or permanent injunction or other notice whatsoever with respect thereto, that could prohibit or interfere with the conveyance by Seller to Buyer of the Purchased Assets.

         3.06. MATERIAL CONTRACTS. To the best of Seller's knowledge, each Contract disclosed in SCHEDULE 2.01(A) or required to be disclosed pursuant to this Section 3.08 is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto, is in default under the terms of any such Contract, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder with respect to Seller or, to the knowledge of Seller, any other party thereto. Except as set forth in SCHEDULE 2.01(A), Seller is not a party to or subject to:

                  (a) any partnership, joint venture or other similar contract arrangement or agreement involving or relating to the Purchased Assets;

                  (b) any license, sublicense, royalty, development or consulting agreement involving or relating to the Intellectual Property;



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                                      -9-

                  (c) any agency, dealer, distributor, sales or marketing representative or other similar agreement relating to the Intellectual Property;

                  (d) any agreement, contract or commitment that limits the freedom of Seller to compete with the Product Lines with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or create a Lien on any Purchased Assets or that would so limit or purport to limit the freedom of Buyer after the Closing; or

                  (e) any other agreement, contract or commitment involving or relating to the Purchased Assets.

         3.07 ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. To the best of Seller's knowledge, Seller has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise to invest in the debtor or otherwise to assure the creditor against loss), any indebtedness of any other person or entity which could adversely affect the transfer of the Purchased Assets to Buyer.

         3.08. COMPLIANCE WITH LAWS. The Seller has all requisite material licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business relating to the Product Lines and own and operate the Purchased Assets. The Seller is not in violation of, and, to the knowledge of Seller, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to environmental laws, building, zoning, land use or similar matters) relating to the Purchased Assets, the violation of which could have a Material Adverse Effect on Seller, the Purchased Assets or which would substantially impair the continuation of Seller's business related to the Product Lines as presently conducted.

         3.09. CONSENTS. SCHEDULE 3.09 sets forth each agreement, contract or other instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.10. FINDER. The Seller has not retained the services of any person, firm or entity as a finder or broker, or incurred any liability for any brokerage or finder's fee or commissions, in connection with the transactions contemplated hereby.

         3.11. DISCLOSURE. Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to the Buyer or its counsel by or on behalf of the Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the Seller or any of its executive officers which has not been disclosed herein or in writing by them to the Buyer and which has a Materially Adversely Effect, or in the future in their opinion may, insofar as they can now foresee, have a Materially Adverse Effect on the Buyer and/or Purchased Assets.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warranties to Seller that:

         4.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance of this Agreement; Bill of Sale and Instrument of Assignment and Assumption and the Service Agreement entered into in connection with the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement Bill of Sale and Instrument of Assignment and Assumption and the Service Agreement entered into in connection with the transactions contemplated hereby have been duly executed and delivered by Buyer, constitute the valid and binding obligations of Buyer, and are enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement Bill of Sale and Instrument of Assignment and Assumption and the Service Agreement entered into in connection with the transactions contemplated hereby by Buyer do not and will not violate, conflict with, result in a breach of or constitute a default under or result in the creation of any lien, security interest or other encumbrance under (a) the Certificate of Incorporation or By-Laws of Buyer, as amended to date, (b) any judgment, order, decree, ruling or injunction or (c) any statute, law, regulation or rule of any governmental agency or authority applicable to Buyer or by which any of its properties or assets or business may be bound.

                                    ARTICLE V

                               COVENANTS OF SELLER

         Seller covenants and agrees as follows:

         5.01. CONDUCT OF SELLER. From the date hereof until the Closing Date, Seller shall conduct its businesses related to the Product Lines in the ordinary course consistent with past practices and use its best efforts to preserve intact the business related to the Product Lines and relationships with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

                  (a) sell, lease, license or otherwise dispose of any of the Purchased Assets or other property relating to the Product Lines except
         (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

                  (b) declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Purchased Assets or other ownership interests in the Product Lines other than in the ordinary course of business; or

                  (c) agree or commit to do any of the foregoing.

Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         5.02. ACCESS TO INFORMATION. From the date hereof until the Closing Date, Seller (a) will give, Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of Seller relating to the Product Lines,
(b) will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Product Lines of Seller as such Persons may reasonably request, and (c) will instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Product Lines of Seller; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given by Seller hereunder.

         5.03. NOTICES OF CERTAIN EVENTS.  Seller will promptly notify Buyer of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Purchased Assets or that otherwise relate to the consummation of the transactions contemplated by this Agreement.

         5.04. CONFIDENTIALITY. Seller will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning Seller, except to the extent that such information can be shown by Seller to have been
(i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller, or (iii) later lawfully acquired by Seller from sources other than Seller or Buyer; PROVIDED that Seller may disclose such information to its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. The obligation of Seller to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information but in no event less than a reasonable degree of care. If this Agreement is terminated, Seller will, and will use its best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller, or on its behalf from Buyer in connection with this Agreement that are subject to such confidence.

                                   ARTICLE VI

                               COVENANTS OF BUYER

         Buyer agrees that:

         6.01. CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement in the event the Closing does not occur, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Product Lines or Seller furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown by Buyer to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; PROVIDED that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information but in no event less than a reasonable degree of care. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

         6.02. ACCESS. On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; PROVIDED, HOWEVER, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

         6.03     TRADEMARK LICENSE AND ACCESS TO SOURCE CODE.

                  (a) Buyer hereby grants to Seller beginning as of the Closing Date and ending on June 30, 1998 a non-exclusive, revocable, non-transferable, fully paid-up and personal license to reproduce and use the trademarks and logos set forth on Schedule 3.04 (the "Trademarks") solely in connection with certain maintenance service obligations of Seller arising under the Maintenance Contracts. Seller shall maintain the quality of the maintenance services using the Trademarks at a level at least equal to the quality of the maintenance services provided by Seller prior to the Closing Date. Notwithstanding the foregoing, Seller shall not derogate Buyer's rights in the Trademarks, and shall take no action that would interfere with or diminish those rights. Seller acknowledges the great value of the good will associated with the Trademarks and further acknowledges that Buyer is as of the Closing Date the sole and exclusive owner of the Trademarks and the goodwill associated therewith and that any use of the Trademarks by Seller pursuant to this license shall inure to the benefit of Buyer. Upon Buyer's reasonable request, Seller shall deliver to Buyer examples of any such use of the Trademarks by Seller.

                  (b) Subject to Section 5.04 hereof, Buyer hereby grants to Seller as of the Closing Date and ending on June 30, 1998 a non-exclusive, revocable, non-transferable, fully paid-up and personal license to (i) have access to the source code and related materials with respect to the Product Lines and (ii) use such source code and related materials, in both cases solely in connection with the performance by Seller of certain maintenance service obligations arising under the Maintenance Contracts.

                                   ARTICLE VII

                              COVENANTS OF PARTIES

         The parties hereto agree that:

         7.01. BEST EFFORTS; FURTHER ASSURANCES.

                  (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

                  (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with respect to the Product Lines with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof, other than the amounts due Seller as per this Agreement.

         7.02. CERTAIN FILINGS. Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction, or waiver by each of Buyer and Seller respectively, of the following conditions:

                  (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

                  (b) Each other party shall have executed and delivered each of the Ancillary Agreements to be entered into by it at Closing, in each case substantially in the form attached as an exhibit to this Agreement.

                  (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

                  (d) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

         8.02. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer of the following further conditions:

                  (a)(i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect.

                  (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of Seller after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

                  (c) Seller shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 3.11, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

                  (d) Buyer shall have completed a due diligence investigation of Seller, the Product Lines, the Purchased Assets and, the Assumed Liabilities, with results satisfactory to Buyer in its sole discretion.

                  (e) Seller shall execute and deliver to Buyer the Ancillary Agreements.

                  (f) Seller shall have received all consents necessary to the assignment of the Maintenance Contracts to Buyer, in each case in form and substance reasonably satisfactory to Buyer, and no such consent shall have been revoked.

                  (g) Buyer shall have received all other closing documents specified in Section 2.06 of this Agreement and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

         8.03. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller of the following further conditions:

                  (a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

                  (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

                  (c) Seller shall have received all items specified in Section
         2.06 of this Agreement and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to Seller.

                                   ARTICLE IX

                                   TERMINATION

         9.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent duly authorized by Buyer and Seller;

                  (b) by either Seller or Buyer, if the Agreement shall not have been consummated by January 16, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                  (c) by either Seller or Buyer, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated hereunder, which order, decree or ruling is final and nonappealable;

                  (d) by Buyer, if there shall have occurred any Material Adverse Change in the financial condition, results of operations, business, properties, assets or operations of the Product Lines since the date of this Agreement;

                  (e) by Buyer, upon breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in
         Section 8.02(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in representations and warranties of Seller, or breach by Seller is curable by Seller through the exercise of its commercially reasonable efforts within five (5) days of the time such representation or warranty shall have become untrue or such breach, then Buyer may not terminate this Agreement under Section 9.01(e) during such five-day period provided Seller continues to exercise such commercially reasonable efforts;

                  (f) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer's representations and warranties or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable efforts within five (5) days of the time such representation or warranty shall have become untrue or such breach, then Seller may not terminate this Agreement under this Section 9.01(f) during such five-day period provided Buyer continues to exercise such commercially reasonable efforts.

         9.02. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 9.01 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.02, Section 9.03 and Article X (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

         9.03. PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement, Buyer or Seller so terminating may direct its or their officers or representatives, respectively, not to consummate the transaction contemplated by this Agreement. In the event this Agreement is terminated, the agreements of Seller and Buyer contained in Sections 5.05 and 6.01 shall survive such termination.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01. NOTICES. All notices, requests and other communications to a party hereunder shall be in writing and shall be sufficiently given if delivered in person, sent by telecopy, facsimile, reputable express overnight courier service or sent by registered or certified mail, postage prepaid, and shall be given, if to Buyer, to:

                                    National Transaction Network, Inc.
                                    117 Flanders Road

                                    Westborough, MA 01581
                                    Telephone:  (508) 870-3200
                                    Telecopy:  (508) 870-3201
                                    Attn:  Chief Financial Officer

                  with a copy to:

                                    Testa, Hurwitz & Thibeault, LLP
                                    High Street Tower
                                    125 High Street
                                    Boston, MA  02110
                                    Telecopy:  (617) 248-7100
                                    Attn:  David W. Tegeler, Esq.

                  if to Seller, to:

                                    BancTec USA, Inc.
                                    888 Executive Center Drive West
                                    Suite 200
                                    St. Petersburg, FL  33702
                                    Telephone:  (813) 579-9910
                                    Telecopy:  (813) 579-7600
                                    Attn:  Larry Schooler

                  with a copy to:

                                    BancTec, Inc.
                                    4851 LBJ Freeway
                                    Dallas, TX 75244
                                    Telephone: (972) 341-4925
                                    Telecopy: (972) 341-4932
                                    Attn:  General Counsel

or at such other address for a party as shall be specified by like notice.

         10.03.   AMENDMENTS; NO WAIVERS.

                           (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

                           (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         10.04. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         10.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement, including the representations and warranties herein, may not be assigned by any party without the prior written consent of the other parties, except that either party may assign this Agreement to a parent, subsidiary, or corporate purchaser of substantially all of its assets.

         10.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state.

         10.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in two counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         10.08. ENTIRE AGREEMENT. This Agreement and the Service Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. None of this Agreement and the Service Agreement, nor any provision hereof or thereof, is intended to confer upon any person other than the parties hereto any rights or remedies hereunder or thereunder.

         10.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         IN WITNESS WHEREOF, the parties hereto have set their hands, and duly authorized this Agreement by their authorized officers as of the day and year first above written.

                                             NATIONAL TRANSACTION NETWORK, INC.


                                             By: /S/ MILTON A. ALPERN
                                                 ----------------------------
                                             Title: VICE PRESIDENT OF FINANCE


                                             BANCTEC USA, INC.


                                             By: /S/ TOD V. MONGAN
                                                 ---------------------------
                                             Title: SENIOR VICE PRESIDENT

                                                                       EXHIBIT A

            BILL OF SALE AND INSTRUMENT OF ASSIGNMENT AND ASSUMPTION


              This Bill of Sale and Instrument of Assignment and Assumption (the "INSTRUMENT") dated as of January 10, 1998 by and between National Transaction Network, Inc., a Delaware corporation ("Buyer") and BancTec USA, Inc., a Delaware corporation.

                               W I T N E S S E T H

              WHEREAS, Buyer and the Seller have entered into an Asset Purchase Agreement dated as of January 10, 1998 (the "PURCHASE AGREEMENT"), providing for, among other things, the purchase and sale of the Purchased Assets;

              WHEREAS, the Purchase Agreement provides, among other things, for the Seller to sell, transfer, assign and deliver, and cause to be sold, transferred, assigned and delivered, to Buyer the Purchased Assets for the consideration described in the Purchase Agreement;

              WHEREAS, the Purchase Agreement provides, among other things, for the Buyer to assume and agree to pay, perform and discharge the Assumed Liabilities; and

              WHEREAS, Seller and Buyer now desire to carry out the intents and purposes of the Purchase Agreement by the execution and delivery by Seller to Buyer of this Instrument evidencing the sale, conveyance, transfer and assignment to Buyer by Seller of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities.

              NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in the Purchase Agreement;

1. (a) Seller does hereby sell, convey, transfer, assign and deliver to Buyer, its successors and assigns all of its right, title and interest in, to and under the Purchased Assets; PROVIDED, that no sale, transfer, assignment or delivery shall be made if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder;

         (b) To have and to hold the same unto the Buyer and its successors and assigns forever.

2. Buyer does hereby accept all right title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller to be performed under the Contracts.

3. After the delivery of this Instrument, the Seller shall upon the request of Buyer execute and deliver such additional documents and instruments, and perform such additional acts, as may be reasonably required to perfect Buyer's right, title and interest in and to the Purchased Assets.

4. If there is any conflict as to the terms of this Instrument and the Purchase Agreement, then the terms of the Purchase Agreement shall prevail.

5. Capitalized terms used and not otherwise defined in this Instrument shall have the respective meanings ascribed to such terms in the Purchase Agreement.

6. This Bill of Sale shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of laws thereof.

                  [Remainder of page intentionally left blank]

              IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be duly executed as of the day and year first above written.


                                          NATIONAL TRANSACTION NETWORK, INC.


                                          /S/ MILTON A. ALPERN
                                          --------------------------------
                                          Name: Milton A. Alpern
                                          Title: Vice President of Finance

                                          BANCTEC USA, INC.


                                          By: /S/ TOD TOD V. MONGAN
                                              ----------------------------
                                          Name:
                                          Title:

                                                                       EXHIBIT B

                            ASSIGNMENT OF TRADEMARKS

         WHEREAS, BancTec USA, Inc., a Delaware corporation having a principal place of business at 4851 LBJ Freeway, Dallas, Texas ("Seller"), is the owner of the entire right, title, and interest in and to certain U.S. and foreign trademarks, servicemarks, logos and trademark registrations and applications therefor as specified in SCHEDULE A attached hereto and made a part hereof (the "Trademarks");

         WHEREAS, National Transaction Network, Inc., a Delaware corporation having a principal place of business at 117 Flanders Road, Westborough, Massachusetts 01581 ("Buyer"), has agreed to acquire the entire right, title, and interest in and to the Product Lines, as defined in a certain Asset Purchase Agreement by and between the Buyer and Seller dated as of January 10, 1998 (the "Purchase Agreement"), including the Trademarks; and

         WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to execute such additional instruments as may be necessary or desirable to confirm said acquisition of the Assets by Buyer.

         NOW, THEREFORE, in consideration of the foregoing, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby sells, assigns, transfers, and sets over to Buyer, its successors and assigns, the entire right, title and interest of Seller in and to the Trademarks, together with the goodwill of the business in which the Trademarks are used and which goodwill is symbolized by the Trademarks, and including the rights to recover damages, profits and other compensation for infringement, including past infringement, of the Trademarks and to file and obtain renewals thereof, said sale, assignment, transfer, and setting over being effective as of the date hereof.

         After the delivery of this Assignment, Seller shall, upon request of Buyer, execute and deliver such additional documents and instruments, and perform such additional acts, as may be necessary or desirable to perfect Buyer's right, title, and interest in and to the Trademarks acquired by Buyer hereunder.

         IN WITNESS WHEREOF, Seller has caused this Assignment of Trademarks to be executed by its duly authorized officer as of the 10th day of January, 1998.

                                              BANCTEC USA, INC.

ATTEST:                                       By: /S/ TOD V. MONGAN
                                                  ----------------------------
                                                  Name:
/S/ MARTHA SHOULTZ                                Title:
----------------------------
Name:

                                 ACKNOWLEDGMENT


State of Texas

                                )
County of Dallas                )       ss.


         On 1/10, 1998 before me personally appeared Tod V. Mongan being duly sworn and known by me to be the Senior Vice President of BancTec USA, Inc., and the one who executed the foregoing instrument and subscribed the same in my presence and acknowledged the same to be his free act and deed on behalf of and as authorized by BancTec USA, Inc.


                                             /S/ DEBRA JEAN HILL
                                             ---------------------------------
                                             Notary Public

                                   SCHEDULE A
                                   ----------


 MAINSAIL
-----------------------
 SEMAPHORE
-----------------------

                                SCHEDULE 2.01(a)

                  MAINTENANCE CONTRACTS AND SELLER'S OTHER WRITTEN
                       CONTRACTS, AGREEMENTS AND LICENSES

ASSOCIATED GROCERS:

1.  Software License Document, 12/12/89, with LeRoux Pitts.
2.  Supplement to License Document, 11/27/90, with LeRoux Pitts.
3.  Product Supplement #1 to Master Agreement, 5/3/93, with LeRoux Pitts.
4. Change Memorandum #1 to Supplement #1 (513/93) to Master License Agreement, 2/24/94, with BancTec
5.  Maintenance Agreement, 12/7/89, with LeRoux Pitts.
6.  Master License Agreement, 3/4/96, with BancTec.
7.  Supplement #1 to Master License Agreement, 3/15/96, with BancTec.
8.  Supplement #3 to Master License Agreement, 3/4/96, with BancTec.
9. Change Memorandum #1 to Supplement #3 to Master License Agreement, 3/4/96, with BancTec.
10. Appendix A Professional Service Fees To Product Supplements 1, 2 & 3, 3/15/96, with BancTec.
11. Master Maintenance Agreement, 3/4/96, with BancTec.
12. Supplement #1 to Master Maintenance Agreement, 3/4/96, with BancTec.
13. Supplement #2 to Master Maintenance Agreement, 7/22/96, with BancTec.
14. Supplement #6 to Master Maintenance Agreement, 10/9/97, with BancTec.
15. Supplement #7 to Master Maintenance Agreement, 10/9/97, with BancTec.

BROOKSHIRE'S

1.  Master License Agreement, 9/23/94, with BancTec.
2.  Supplement #1 to Master License Agreement, 9/23/94, with BancTec.
3. Appendix A Project Plan to Supplement #1 to Master License Agreement, 9/28/94, with BancTec.
4.  Supplement #2 to Master License Agreement, 11/16/95, with BancTec.
5.  Supplement #3 to Master License Agreement, 12/14/95, with BancTec.
6.  Supplement #5 to Master License Agreement, 1/6/97, with BancTec.
7.  Supplement #6 to Master License Agreement, 12/12/96, with BancTec.
8.  Master Maintenance Agreement, 9/23/94, with BancTec.
9.  Supplement #1 to Master Maintenance Agreement, 9/28/94, with BancTec.
10. Supplement #2 to Master Maintenance Agreement, 11/16/95, with BancTec.
11. Supplement #3 to Master Maintenance Agreement, 12/14/95, with BancTec.
12. Supplement #5 to Master Maintenance Agreement, 7/8/96, with BancTec.
13. Supplement #5 to Master Maintenance Agreement, 1/6/97, with BancTec.
14. Supplement #6 to Master Maintenance Agreement, 12/12/96, with BancTec.

H. E. BUTT

1.  Master License Agreement, 11/29/93, with BancTec.
2.  Supplement #1 to Master License Agreement, 11/29/93, with BancTec.
3. Change Memorandum #2 to Supplement #1 to Master License Agreement, 4/5/94, with BancTec.
4.  Supplement #2 to Master License Agreement, 9/1/94, with BancTec.
5.  Supplement #3 to Master License Agreement, 4/11/95, with BancTec.
6.  Supplement #4 to Master License Agreement, 2/2/96, with BancTec.
7.  Supplement #6 to Master License Agreement, 7/24/97, with BancTec.
8.  Master Maintenance Agreement, 11/29/93, with BancTec.
9.  Supplement #1 to Master Maintenance Agreement, 11/29/93, with BancTec.
10. Supplement #2 to Master Maintenance Agreement, 3/7/95, with BancTec.
11. Supplement #3 to Master Maintenance Agreement, 3/7/95, with BancTec.
12. Supplement #4 to Master Maintenance Agreement, 4/11/95, with BancTec.
13. Supplement #6 to Master Maintenance Agreement, 2/2/96, with BancTec.

MENARD'S

1.  Master License Agreement, 5/15/95, with BancTec.
2.  Supplement #1 to Master License Agreement, 5/15/95, with BancTec.
3.  Supplement #2 to Master License Agreement, 2/20/96, with BancTec.
4.  Master Maintenance Agreement, 5/15/96, with BancTec.
5.  Supplement #1 to Master Maintenance Agreement, 5/15/95, with BancTec.
6.  Supplement #2 to Master Maintenance Agreement, 2/20/96, with BancTec.

SEAWAY

1.  Master License Agreement, 12/22/93, with BancTec.
2.  Modification Supplement #1 to Master License Agreement, 12/22/93, with
    BancTec.
3.  Product Supplement #1 to Master License Agreement, 12/23/93, with BancTec.
4. Addendum to Product Supplement #1 to Master License Agreement, 12/18/95, with BancTec.
5.  Product Supplement #2 to Master License Agreement, 12/22/93, with BancTec.
6. Addendum to Product Supplement #2 to Master License Agreement, 12/18/95, with BancTec.
7.  Product Supplement #3 to Master License Agreement, 12/22/93, with BancTec.
8. Addendum to Product Supplement #3 to Master License Agreement, 12/18/95, with BancTec.
9.  Sublicense Supplement #1 to Master License Agreement, 12/15/94, with
    BancTec.
10. Master Maintenance Agreement, 12/22/93, with BancTec.
11. Supplement #1 to Master Maintenance Agreement, 12/22/93, with BancTec.
12. Addendum to Supplement #1 to Master Maintenance Agreement, 12/18/95, with BancTec.
13. Supplement #2 to Master Maintenance Agreement, 12/22/93, with BancTec.

14. Addendum to Supplement #2 to Master Maintenance Agreement, 12/18/95, with BancTec.
15. Supplement #3 to Master Maintenance Agreement, 12/22/93, with BancTec.
16. Addendum to Supplement #3 to Master Maintenance Agreement, 12/18/95, with BancTec.
17. Supplement #4 to Master Maintenance Agreement, 5/1/95, with BancTec.
18. Supplement #5 to Master Maintenance Agreement, 6/1/95, with BancTec.

SUPER DISCOUNT MARKETS

1.  Master License Agreement, 6/13/95, with BancTec.
2.  Product Supplement #1 to Master License Agreement, 6/13/95, with BancTec.
3.  Amendment #1 Client Services, 6/13/95, with BancTec.
4.  Master Maintenance Agreement, 6/13/95, with BancTec.
5.  Supplement #1 to Master Maintenance Agreement, 6/13/95, with BancTec.
6.  Supplement #2 to Master Maintenance Agreement, 6/4/97, with BancTec.

UKROP'S SUPER MARKETS

1.  Master License Agreement, 12/21/92, with LeRoux Pitts.
2.  Product Supplement #1 to Master License Agreement, 12/21/92, with LeRoux
    Pitts.
3.  Appendix A Project plan to Product Supplement #1, 12/20/93, with BancTec.
4. Appendix B Licensed Program Specifications to Product Supplement #1, 12/21/92, with LeRoux Pitts.
5. Change Memorandum #1 to Product Supplement #1 to Master License Agreement, 12/20/93, with BancTec.
6. Change Memorandum #2 to Product Supplement #1 to Master License Agreement, 12/20/93, with BancTec.
7. Change Memorandum #7 to Product Supplement #1 to Master License Agreement, 5124194, with BancTec.
8. Change Memorandum #1 to Appendix C Project Implementation Services to Product Supplement #1 to Master License Agreement, 3/24/94, with BancTec.
9. Change Memorandum #1 to Appendix C Project Implementation Services to Product Supplement #1 to Master License Agreement, 3/24/94, with BancTec.
10. Change Memorandum #2 to Appendix C Project Implementation Services to Product Supplement #1 to Master License Agreement, 3/31/95, with BancTec.
11. Appendix D Special Terms to Product Supplement #1 to Master License Agreement, 1/4/93, with LeRoux Pitts.
12. Product Supplement #2 to Master License Agreement, 3/24/94, with BancTec.
13. Appendix A Project Plan to Product Supplement #2 to Master License Agreement, 3/24/94, with BancTec.
14. Appendix B Licensed Program Specifications to Product Supplement #2 to Master License Agreement, 3/24/94, with BancTec.
15. Product Supplement #3 to Master License Agreement, 8/20/95, with BancTec.
16. Product Supplement #4 to Master License Agreement, 9/18/96, with BancTec.
17. Product Supplement #5 to Master License Agreement, 3/3/97, with BancTec.

18. Customization Supplement #1 to Master License Agreement, 12/21/92, with LeRoux Pitts.
19. Sublicense Supplement #1 to Master License Agreement, 12/21/92, with LeRoux Pitts.
20. Master Maintenance Agreement, 12/21/92, with LeRoux Pitts.
21. Supplement #1 to Master Maintenance Agreement, 12/21/92, with LeRoux Pitts.
22. Supplement #2 to Master Maintenance Agreement, 12/21/92, with LeRoux Pitts.
23. Supplement #3 to Master Maintenance Agreement, 3/29/95, with BancTec.
24. Supplement #4 to Master Maintenance Agreement, 6/1/96, with BancTec.
25. Supplement #5 to Master Maintenance Agreement, 9/18/96, with BancTec.

UNITED GROCERS

1.  Master License Agreement, 2/21/91, with LeRoux Pitts.
2.  Supplement #1 to Master License Agreement, 2/21/91, with LeRoux Pitts.
3.  Supplement #2 to Master License Agreement, 2/15/92, with LeRoux Pitts.
4.  Supplement #3 to Master License Agreement, 6/19/95, with BancTec.
5.  Supplement #4 to Master License Agreement, 9/20/97, with BancTec.
6.  Master Maintenance Agreement, 2/21/91, with LeRoux Pitts.
7.  Supplement #1 to Master Maintenance Agreement, 2/21/91, with LeRoux Pitts.
8.  Supplement #3 to Master Maintenance Agreement, 6/19/95, with BancTec.
9.  Supplement #4 to Master Maintenance Agreement, 6/1/96, with BancTec.
10. Supplement #5 to Master Maintenance Agreement, 9120197, with BancTec.

                                SCHEDULE 3.04(A)
        REPRESENTATION AND WARRANTIES OF SELLER - INTELLECTUAL PROPERTY

(i)    the nature of such Intellectual Property: Software as identified in
       SCHEDULE 2.01 (b)
(ii)   the owner or owners of such Intellectual Property: BancTec USA, Inc.
(iii) all persons other than Seller who have an ownership or economic interest in such Intellectual Property: None
(iv) the jurisdictions by or in which such Intellectual Property is recognized without regard to registration or in which the Intellectual Property has been issued or registered or in which an application for such issuance of registration has been filed, including the respective registration or application numbers: Product Lines are not registered
(v) licenses, sublicenses and other agreements as to which Seller, consultants, distributors or resellers is a party and pursuant to which any person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof: Only the parties identified in SCHEDULE 2.01(a) are authorized to use such Intellectual Property and there is no applicable royalty rights assigned.

                                  SCHEDULE 3.9

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                                    CONSENTS


There are no consents binding upon Seller for the Intellectual Property.